Exhibit 99.1

Symyx Technologies Names Isy Goldwasser

Chief Executive Officer

– Steven Goldby to Assume Position of Executive Chairman –

Santa Clara, Calif., April 25, 2007 — Symyx Technologies, Inc. (Nasdaq: SMMX) today announced that Isy Goldwasser, president of the Company, will succeed Steven Goldby  as chief executive officer; Mr. Goldby will assume the position of executive chairman. The transition will be effective June 12, 2007, the date of the Company’s 2007 annual stockholders’ meeting.

Mr. Goldby commented, “Isy Goldwasser has the leadership qualities our Company needs at this stage of its development: technological insight, a willingness to embrace change, operational drive and a commitment to strengthening our focus on our customers. After working with Isy for almost 10 years, I am highly confident that he will lead Symyx through this next phase. Isy has energy, passion for execution and a vision for ongoing growth and evolution of the company.”

Isy Goldwasser said, “While we are proud of all that Symyx has accomplished, this management team recognizes that we face unique challenges—as well as opportunities—in the future. We have set changes in motion to address these challenges, including recently establishing president-level heads for our three business areas—a move intended to drive innovation and accountability. With experienced leadership, financial strength and a sharpened strategic focus, we will also evaluate how we can more comprehensively pursue opportunities in existing and new target markets that would benefit from our proven technologies. Our core value proposition of helping customers succeed through R&D technology innovation remains central to our mission.

“On behalf of the entire Symyx team, I also want to thank Steve for his leadership over the past nine years.  He has been instrumental in helping to forge important partnerships, commercializing our technology, and building a culture of success, and we look forward to his continued guidance as executive chairman,” added Mr. Goldwasser.

Kenneth J. Nussbacher, director and chairperson of the governance committee of the Symyx board of directors, added, “The board carefully and thoroughly considered the executive skills needed to help ensure Symyx’s future success.  Isy is deeply familiar with the Company’s technology, has extensive industry relationships, and is focused on accountability.  The board looks forward to his leadership, even as we thank Steve for his tremendous contributions over the years.”

About Symyx

Symyx Technologies, Inc. is a global provider of R&D execution and innovation for the chemicals, energy, life sciences, consumer products and other industries.  Symyx develops and applies high-throughput research technologies and research software for customers.  We provide collaborative research services, electronic lab notebook and scientific decision-support software and instruments to integrate and automate laboratory experimentation.  We work with customers to speed and improve research, discovery and development of new products and processes. Symyx has approximately 325 issued patents and 250 patent applications worldwide, protecting our methods, discoveries, instruments and software. Information about Symyx, including reports and other information filed by Symyx with the Securities and Exchange Commission, is available at www.symyx.com.

The statements contained in this release that are not purely historical are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities

Exchange Act of 1934.  These include, without limitation, references to Symyx’s future growth and new market opportunities.  These forward-looking statements involve risks, uncertainties and assumptions, including: (1) inaccurate assessment of future demand for Symyx’s offerings; (2) failure to execute under existing contracts in order to recognize committed revenue in a timely manner; (3) uncertainties relating to the pace, quality or number of discoveries of new materials; (4) our dependence on licensees to commercialize products successfully; (5) incorrect expectations regarding Symyx’s receipt of royalties; (6) future growth strategies, including impact of acquisitions, mergers or other changes in business strategy; (7) downturns in the chemical, energy, life science or consumer products industries; (8) general economic conditions; and (9) and other risks we describe from time to time in our filings with the Securities and Exchange Commission, (including but not limited to Symyx’s 10-K for the year ended December 31, 2006). If any of these risks or uncertainties materializes or any of the assumptions proves incorrect, our results could differ materially from the expectations in these statements.  Symyx assumes no obligation to update, and does not intend to update, these forward-looking statements.

For More Information:
Teresa J. Thuruthiyil
Vice President, Investor and Public Relations
Symyx Technologies, Inc.
(408) 773-4075
ir@symyx.com